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                                                              EXHIBIT (M)(6)(IV)

               FIFTH AMENDMENT TO FUNDS TRADING AGREEMENT BETWEEN
          FIDELITY INVESTMENTS INSTITUTIONAL OPERATIONS COMPANY, INC.,
                 INVESTORS BANK & TRUST COMPANY, GRANTHAM, MAYO,
                      VAN OTTERLOO & CO. LLC, AND GMO TRUST

     THIS AMENDMENT, dated as of the first day of February, 2005, by and between Fidelity Investments Institutional Operations Company, Inc. ("FIIOC"), Investors Bank & Trust Company ("Transfer Agent"), Grantham, Mayo, Van Otterloo & Co. LLC ("GMO"), and GMO Trust, a Massachusetts Business Trust, on behalf of each fund listed on Exhibit A, severally and not jointly (individually, the "Fund" and collectively, the "Funds").

                                   WITNESSETH:

     WHEREAS, FIIOC, Transfer Agent, GMO and GMO Trust heretofore entered into an agreement dated July 1, 2001, as amended (the "Agreement") with regard to certain employee benefit plans for which FIIOC performs administrative and recordkeeping services (individually a "Plan", collectively the "Plans"); and

     WHEREAS, FIIOC, Transfer Agent, GMO and GMO Trust desire to amend the Agreement in accordance with the provisions of Section 19 thereof.

     NOW THEREFORE, in consideration of the above premises, FIIOC, Transfer Agent, GMO and GMO Trust hereby amend the Agreement as follows:

     Amending Section 9, Fund Waivers, by adding the following:

     Notwithstanding the foregoing, effective as of the close of the New York Stock Exchange on March 1, 2005, Transfer Agent, GMO and GMO Trust direct FIIOC to monitor, and where appropriate restrict, the frequency of transactions effected by participants in the following Funds:

     GMO US Core Fund Class III (GMCTX)
     GMO US Core Fund Class M (GCOMX)
     GMO Growth Fund Class III (GMOGX)
     GMO Growth Fund Class M (GMGMX)
     GMO Emerging Country Debt Share Fund Class III (GECDX)
     GMO Emerging Countries Fund Class III (GMCEX)

     (the "AHM Funds") offered as investment options in employee benefit plans for which Fidelity provides administrative and recordkeeping services. Transfer Agent, GMO and GMO Trust represent that they have reviewed the document entitled Frequent Trading Policy (the "Policy"), attached hereto as Exhibit "E", and Transfer Agent, GMO and GMO Trust direct FIIOC to monitor, and where appropriate restrict, participant
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     transactions in the ARM Funds in accordance with the Policy. Transfer
     Agent, GMO and GMO Trust further represent that FIIOC's actions, in monitoring and restricting the ability of participants to effect transaction in the AHM Funds in accordance with the Policy, are in compliance with the terms and conditions of each AHM Fund's prospectus. All parties acknowledge that the Policy may be amended from time to time upon provision of written notice from FIIOC and further, that the indemnities available to the parties pursuant to Section 15 of the Agreement apply to the failure to satisfy any obligation hereunder, or the breach of any warranty or representation made herein.

     Restating Exhibit "D", in its entirety, as attached hereto.

     IN WITNESS WHEREOF, FIIOC, Transfer Agent, GMO and GMO Trust have caused this Amendment to be executed by their duly authorized officers effective as of the day and year first above written.

INVESTORS BANK & TRUST COMPANY          FIDELITY INVESTMENTS INSTITUTIONAL
                                        OPERATIONS COMPANY, INC.


By: /S/ Courtney Horton                 By: /S/ Rebecca Hays Ethier
    ---------------------------------       ------------------------------------
Name: Courtney Horton                   Name: Rebecca Hays Ethier
Title: Director                         Title: Director, FIIOC
                                               Authorized Signatory
Date: 2/2/05                            Date: 3/15/05


GRANTHAM MAYO VAN OTTERLOO & CO. LLC    GMO TRUST, ON BEHALF OF EACH FUND ON
                                        EXHIBIT A, SEVERALLY AND NOT JOINTLY


By: /S/ William R Royer                 By: /S/ William R Royer
    ---------------------------------       ------------------------------------
Name: William R. Royer                  Name: William R. Royer
Title: Member, General Counsel          Title: Vice President
Date:                                   Date:
      -------------------------------         ----------------------------------
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                                    EXHIBIT D

                                  COMPENSATION

     WITH REFERENCE TO THE FUNDS LISTED IN SECTION I OF EXHIBIT A, in consideration of the services provided by FIIOC under this Agreement, no compensation shall be paid.

     WITH REFERENCE TO THE FUNDS LISTED IN SECTION II OF EXHIBIT A, in consideration of the services provided by FIIOC under this Agreement, Transfer Agent shall pay to FII0C an amount equal to 35 basis points (0.35%) per annum of the average aggregate amount invested in the Funds through the Plans each calendar month.

     The average aggregate amount invested through the Plans over a calendar month shall be computed by totaling daily balances during the month and dividing such total by the actual number of days in the month. FIIOC shall calculate this payment at the end of each calendar month and shall forward an invoice to Transfer Agent, along with such other supporting data as may be reasonably requested by Transfer Agent. Transfer Agent shall make such payment to FIIOC on a quarterly basis via wire transfer, within 30 days following the close of the calendar quarter.
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                                    EXHIBIT E

                             FREQUENT TRADING POLICY

DEFINITIONS

- Participant - a participant in an Employee Benefit Plan for which Fidelity provides administrative and recordkeeping services.

-    Employee Benefit Plan - an employee pension benefit plan as defined in
     Section 3(2)(A) of the Employee Retirement Income Security Act of 1974, or a tax-sheltered annuity or custodial account program as defined in Section 403(b) of the Internal Revenue Code.

-    Days - calendar days unless noted otherwise.

- Participant Initiated - a volitional transaction effected at the direction of the Participant rather than the sponsor or fiduciary of an Employee Benefit Plan.

- Investment Option - any investment subject to this Policy available to a Participant as part of an Employee Benefit Plan. All mutual funds in the Fidelity complex other than the Fidelity Select funds and Fidelity money market funds are considered Investment Options for purposes of this Policy.

- Exchange Purchase - Participant Initiated movement of any portion of a Participant's assets in an Employee Benefit Plan into an Investment Option. This does not include the initial allocation among Investment Options of new assets contributed to an Employee Benefit Plan.

- Exchange Redemption - Participant Initiated movement of any portion of a Participant's assets in an Employee Benefit Plan out of an Investment Option. This does not include the withdrawal of assets out of an Employee Benefit Plan.

- Round Trip - an Exchange Redemption effected within 30 Days of an Exchange Purchase in the same Investment Option. The FIFO method will be used to match Exchange Redemptions to Exchange Purchases. The 30 Day look back period begins on the Day the Exchange Redemption was effected. If the effective date on which Fidelity has been directed to begin monitoring Participant Initiated transactions in the Investment Option is any day after December 6, 2004, the 30 Day look back period will encompass Exchange Purchases that may have occurred prior to such effective date. If an Exchange Redemption is matched to an Exchange Purchase, neither the Exchange Redemption not the Exchange Purchase will be matched with another trade for purposes of determining whether a subsequent Round Trip occurred.

- 90 Day Rolling Monitoring Period - a 90 Day period beginning on the Day the Exchange Redemption that caused a Participant to have engaged in a Round Trip is effected.
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POLICY STATEMENT

Fidelity will monitor and, in certain situations, limit a Participant's ability to effect Exchange Purchases. After engaging in a Round Trip(1) in an Investment Option, if a Participant engages in a second Round Trip in the same Investment Option during a 90 Day Rolling Monitoring Period, a Single Fund Block will be imposed. Four Round Trips in the same or different Investment Options during any rolling 12 month period will subject the Participant to a Complex-Wide Block.

Certain activities fall outside this Policy. These include:

     - Exchange Purchases and/or Exchange Redemptions of $1000 or less. Multiple Exchange Purchases or Exchange Redemptions on the same Day are aggregated for purposes of determining whether a Participant exceeded the $1000 threshold.

     - Any transaction other than an Exchange Purchase or an Exchange Redemption, including error correction or "as-of" adjustments.

     - Pre-scheduled systematic transactions such as participant initiated or model driven automatic rebalancing.

     In addition, any Participant subject to preexisting trading restrictions will not be subject to the Policy until the preexisting restrictions expire.

SINGLE FUND BLOCK

     - After engaging in a Round Trip in an Investment Option, if a Participant engages in a second Round Trip in the same Investment Option during the 90 Day Rolling Monitoring Period, the Participant will be blocked from making subsequent Exchange Purchases into that Investment Option for 85 Days.

     - The block will begin on the day after the Exchange Redemption that caused a Participant to have engaged in a second Round Trip is effected.

     - The block will only extend to the Employee Benefit Plan in which the Participant effected the two Round Trips

     - If 12 months pass after the expiration of the block with no further Round Trips in the Investment Option, the Participant will be treated as if there had been no prior trading activity implicating the Policy.

COMPLEX WIDE BLOCK

     - If a Participant engages in four Round Trips in the same or different Investment Options in an Employee Benefit Plan, during a rolling 12 month period, a

----------
(1) A Participant may receive a warning letter after the first Round Trip explaining the consequences of subsequent Round Trips, assuming the Round Trip Occurs outside the a 90 Day Rolling monitoring Period.

          complex-wide block will be imposed.

     - If a participant completes four Round Trips in the same or different Investment options on a single day, the next Round Trip during a rolling 12 month period will result in the imposition of a complex wide block.

     - During the 12-month period, the complex-wide block will result in the Participant being allowed, on one day during each calendar quarter, to make one Exchange Purchase in each Investment Option.

     - The block will begin on the day after the Exchange Redemption that caused a Participant to have engaged in the fourth Round Trip is effected.

     - The block will only extend to the Employee Benefit Plan in which the Participant effected the four Round Trips.

     - If a Participant who is no longer subject to a complex-wide block engages in another Round Trip in any Investment Option within the 12 month period following the expiration of the block, another complex-wide block will be imposed.

     - If 12 months pass from the expiration of a complex-wide block with no further Round Trips in any Investment Option, the Participant will be treated as if there had been no prior trading activity implicating the Policy.